Exhibit 4.4

AHLA Program Cooperation Agreement

Party A: CIBT Education Group Inc. and its wholly owned Chinese institution—Beijing Fenghua Education Consulting Co. Ltd.

Party B: ________________________________________

By holding the principles of mutual benefits and development, two parties on cooperation signed in Beijing on the establishment of CIBT International Hotel Management Training Center to develop the following terms of the agreement:

Article One, AHLA Program:

American Hotel & Lodging Associate Education Institute (AE&LA-EI) has overall responsibility for various professional hotel management certification and related vocational education, and widely recognized by the international tourism industry, meanwhile concerned by the Chinese tourism industry. CIBT Education Group Inc. is the general agent of AHLA-EI in China (Authorization the Party A received from AHLA-EI shown in appendix), has overall responsibility to carry out these operations in China as the agency of AHLA-EI, and Beijing Fenghua Education Consulting Co. Ltd. is the operating institute of CIBT Education Group Inc. operating in China.

Article Two, Name of Party B:__________________________________________

Description of Party B

Article Three, under consultations, the two parties agreed to carry out the AHLA-EI program in the center of cooperation:

1.      AHLA-EI Diploma (12 courses);

2.      AHLA-EI front line staff professional certification.

Article Four, two parties’ rights and obligations

1.      The rights and obligations of Party A

1)      Party A is responsible for being authorized and developing the AHLA-EI program.

2)      Party A lists the names of the center and Party B on www.ei-ahla.com, as the authorized institutions.

3)      Party A has the rights to use the name and trademark of Party B during cooperation publicity.

4)      Party A is responsible for AHLA-EI’s two courses’ teaching, teaching directing and teaching quality supervision.

5)      According to the courses offered, Party A provides to the center: professional hospitality management course system that has intellectual property of AHLA-EI, and English version tutor using CD, and so on.

6)      Under relative law or approval of contract, Party A should promptly introduce to Party B AHLA-EI’s updated educational products and programs, and do so under Party B’s request as well. If new fee generates, two parties will have further consultation.

7)      Party A provides a global standard examination and <Examination Regulations> of AHLA-EI. Meanwhile, it has the right to decide examination and right of supervision, and the right to issue certificate to qualified students.

8)      Under the agreement, Party A and Party B mutually carry out the publicity and promotion of the courses.

9)      The Center can select from the qualified graduates of hospitality management major and offer them the front line staff professional certification. Qualification and fee standards are under relative regulation of AHLA-EI.

10)  Party A is responsible to provide internships and obtain employment for qualified students. Relative fees will be paid by students separately.

11)  Party A endows Party B the certificate of authorization of running the AHLA-EI program.

2.      The rights and obligations of Party B

1)      Party B has the rights to use the name and trademark of Party A during cooperation publicity.

2)      Party B is responsible to apply the program for examination and approval to relative government department, and pay for relative fees.

3)      Party B is responsible to issue legal receipts or invoices to students.

4)      Party B responsible for AHLA-EI’s ten courses’ teaching, teaching directing and teaching quality supervision.

5)      Coordinated with Party A, Party A carries out the publicity and promotion of the courses.

6)      Party B cannot use the name and trademark of AHLA-EI for irrelative programs to the agreement, or being engaged into irrelative events to Party A.

7)      Without the written agreement of Party A, Party B cannot process the professional education by using distance education system, such as online education, television education, or education through satellite.

8)      Party B provides classrooms and office spaces in arranged location.

9)      Party B is responsible for providing the normal use of cable, internet lines, and power supply, as well as other technological equipment supported to the multi-media classrooms.

10)  Party B is responsible for accommodations of staffs and foreign teachers, and pays for their transportation costs in located cooperated colleges and universities.

11)  Party B is responsible for providing enough spaces in dormitory, and collects relative fees.

12)  Before actually using, all the pamphlets for Party B’s enrollment are required to submit to Party A for audit record.

13)  In view of cooperation of both parties, Party A recognizes that Party B has the right to apply for Anhui provincial course agent.

Article Five, set up of cooperated program and financial distribution:

1.      Two parties agreed to follow the provisions of AHLA-EI, and discuss and determine schedules for each program.

2.      Fees: Fees for AHLA-EI professional diploma are collected by Party B differentiated from different locations, but not less than _________ RMB per year per person (not including course fee of AHLA-EI and registration fee). The qualification of front line staff professional certification and fee standards are implemented of AHLA-EI’s relevant provisions.

3.      Benefit distribution from AHLA-EI Diploma:

1)      Center pays for registration fee to AHLA-EI based on US$____ course fee per person.

2)      The amount after deduction of registration fee distributes in percentage: ____% to Party A, and ____% to Party B.

4.      Under the agreement of both parties, Party B is responsible for collecting relative fees and providing invoices or receipts.

5.      After collecting relevant fees, Party B imports deserved amount to Party A’s designated account in two times:

1)      Party B pays off ___% to Party A in ___ days after collecting fees of first semester. Party A provides invoices or receipts.

2)      Party B pays off ___% to Party A in ___ days after second semester starts. Party A provides invoices or receipts.

6.      Under agreement of both parties, if enrollment is less than 30, lesson will not be offered individually. If enrollment is less than 15, Party A is not responsible for the two-course teaching. Party B will be responsible for all courses teaching.

Article Six, Organization and regulatory agency:

There are one director and associate director in this program: director is occupied by juridical person of Party B, who is responsible for daily operating and strategic management; associate director is designated by Party A, who is responsible for center’s development planning and international communication.

Article Seven, Other Convention:

1.      Party A is responsible for two courses teaching, and pays for teachers’ salary for those tow courses.

2.      Party B is responsible for providing accommodation for teachers of those two courses and staffs.

3.      Party B agrees that in the name of cooperation the center can do publicity and admissions consulting and so on in Party B’s campus.

4.      Matters not covered in this agreement will be consulted by two parties.

5.      Any modifies and changes to this agreement require written agreement from both parties.

6.      Content of the agreement, and enforcement: The agreement is signed by the legal representatives or agents of both parties, and is affixed both parties’ official seal to enter into force. This agreement has four copies: two copies for each party. Each copy has the same legal validity.

7.      Duration of the contract is ____ years: starts on ___________ and ends on __________.

Party A: Beijing Fenghua Education Consulting Co. Ltd.

Authorized representative signature:

Date:

Party B: _________________________

Authorized representative signature:

Date: